Exhibit 10.1

EXECUTION VERSION

TRANSFER AND EXCHANGE AGREEMENT

by and among

STEEL PARTNERS HOLDINGS L.P.,

Steel Excel, Inc.,

WebFinancial Holding Corporation,

and

STEEL CONNECT, INC.

Dated as of April 30, 2023

i

ii

TRANSFER AND EXCHANGE AGREEMENT

TRANSFER AND EXCHANGE AGREEMENT, dated as of April 30, 2023 (this “Agreement”), by and among Steel Partners Holdings L.P., a Delaware limited partnership (“Parent”), Steel Excel, Inc., a Delaware corporation (“Steel Excel”), WebFinancial Holding Corporation, a Delaware corporation (“WebFinancial” and, together with Steel Excel, the “Transferring Parties” and each, a “Transferring Party”), and Steel Connect, Inc., a Delaware corporation (the “Acquiror” and collectively with the Transferring Parties, the “Parties” and each, a “Party”).

RECITALS

(a) (i) Parent indirectly owns 100% of the equity interests of Steel Excel and WebFinancial, (ii) the Transferring Parties collectively own 3,597,744 shares of common stock, par value $0.10 per share (the “Transferred Shares”), of Aerojet Rocketdyne Holdings, Inc., a Delaware corporation (“Aerojet”), and (iii) Parent, together with certain of its Affiliates (the “Parent Group”), collectively own 52.6% of the outstanding voting power of the Acquiror.

(b) The Transferring Parties desire to transfer, exchange, assign, and deliver to the Acquiror (or a designated wholly-owned subsidiary of Acquiror (such subsidiary, the “Designee”)), and the Acquiror (or, if applicable, the Designee) desires to accept and acquire from the Transferring Parties, the Transferred Shares (the “Transfer and Exchange”), and in exchange for the Transferred Shares, the Acquiror desires to issue to the Transferring Parties, 3,500,000 shares of Series E Convertible Preferred Stock (the “Series E Preferred Stock”) having the rights and preferences set forth in that certain Certificate of Designations, Preferences and Rights of the Series E Convertible Preferred Stock of Steel Connect, Inc. (the “COD”) attached as Exhibit A hereto (the “Equity Consideration”), which, upon conversion after approval of the Nasdaq Proposal (as defined below), will represent collectively with the equity securities currently owned by the Parent Group approximately 85.12% of the issued and outstanding equity interests of the Acquiror.

(c) Following the Closing (as defined below), the Acquiror will, as a mere legal formality, call and hold a meeting of its stockholders (the “Acquiror Stockholders Meeting”) to consider and vote upon the rights of the Series E Preferred Stock to vote and receive dividends together with the Acquiror Common Stock (as defined below) on an as-converted basis and the issuance of the Acquiror Common Stock upon conversion of the Series E Preferred Stock by the holders at their option, as required by the rules and regulations of Nasdaq (the “Nasdaq Proposal”) and any other matters which, following the Closing, the board of directors of the Acquiror (the “Acquiror Board”) deems appropriate to consider and vote upon at the Acquiror Stockholders Meeting (collectively with the Nasdaq Proposal, the “Meeting Proposals”).

(d) The Acquiror Board has established a strategic planning committee consisting solely of independent and disinterested directors of the Acquiror (the “Strategic Planning Committee”), which the Strategic Planning Committee has been delegated the full and exclusive power and authority of the Acquiror Board to, among other things, review, evaluate, consider and negotiate the Transfer and Exchange and the other transactions contemplated by this Agreement and the other Transaction Documents (collectively, the “Transactions”), and make a recommendation to the Acquiror Board with respect thereto.

(e) The Strategic Planning Committee has unanimously (i) determined that the terms of this Agreement, the other Transaction Documents and the Transactions are fair to and in the best interests of the Acquiror and the holders of capital stock of the Acquiror (other than the holders of shares of Acquiror Common Stock owned by (A) the Acquiror or any of its Subsidiaries, (B) Parent or any of its Subsidiaries or (C) the Transferring Parties or any of their Subsidiaries, in each case issued and outstanding immediately prior to the Closing (collectively, “Excluded Shares”)) and (ii) recommended to the Acquiror Board that the Acquiror Board (x) adopt resolutions approving, adopting and declaring advisable this Agreement, the other Transaction Documents and the Transactions and (y) recommend that the holders of capital stock of the Acquiror entitled to vote at the Acquiror Stockholders Meeting, approve the Nasdaq Proposal (such recommendation, the “Strategic Planning Committee Recommendation”).

(f) The Acquiror Board, based on the Strategic Planning Committee Recommendation, has (i) determined that the terms of this Agreement, the other Transaction Documents and the Transactions are fair to and in the best interests of the Acquiror and the holders of capital stock of the Acquiror (other than the holders of Excluded Shares), (ii) approved and declared advisable this Agreement, the other Transaction Documents and the Transactions and (iii) recommended that the holders of capital stock of the Acquiror entitled to vote at the Acquiror Stockholders Meeting approve the Nasdaq Proposal (such recommendation, the “Acquiror Board Recommendation”).

(g) The board of directors of Parent and each Transferring Party has unanimously (i) determined that the terms of this Agreement, the other Transaction Documents and the Transactions are fair to and in the best interests of Parent and each such Transferring Party, as applicable, and declared it advisable, to enter into this Agreement and the other Transaction Documents, and (ii) approved and declared advisable this Agreement, the other Transaction Documents and the Transactions.

(h) The General Partner (as defined in the Parent LPA (as defined below)) has determined, in its sole discretion (as defined in the Parent LPA), that this Agreement, the other Transaction Documents and the Transactions are necessary and appropriate to the conduct of the business of Parent in compliance with the Ninth Amended and Restated Agreement of Limited Partnership of Parent dated as of June 1, 2022 (the “Parent LPA”).

(i) For federal income tax purposes, it is intended that the Transfer and Exchange will qualify as a tax-free exchange within the meaning of Section 351 of the Code (as defined below) because as a result of the Transactions, the Transferring Parties and their Affiliates will collectively own at least 80% of the total number of shares of all classes of stock in Acquiror and at least 80% of the combined voting power of all classes of stock entitled to vote of Acquiror with WebFinancial currently owning 100% of the Acquiror Series C Preferred Stock which votes with the Acquiror Common Stock on an as-converted basis. The voting rights on the Series E Preferred Stock will become effective upon approval of the Nasdaq Proposal and holders of such number of voting interests in Acquiror necessary to approve the Nasdaq Proposal have agreed to vote in favor of the Nasdaq Proposal thereby assuring approval of the Nasdaq Proposal and the voting rights of the Series E Preferred Stock. The Parties understand this vote is a mere legal formality to comply with the rules of Nasdaq.

(j) Certain capitalized terms used in this Agreement have the meanings specified in Section 7.1.

Accordingly, in consideration of the mutual representations, warranties, covenants and agreements contained in this Agreement, the Parties, intending to be legally bound, agree as follows:

Article I
TRANSFER AND EXCHANGE; CLOSING

Section 1.1 The Transfer and Exchange. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing: (a) the Transferring Parties shall transfer, exchange, assign, and deliver to Acquiror (or, if applicable, the Designee), and Acquiror (or, if applicable, the Designee) shall accept and acquire from the Transferring Parties, all right, title and interest in the Transferred Shares, and (b) the Acquiror shall issue and deliver to the Transferring Parties in the amounts set forth opposite their names on Schedule I attached hereto, the Equity Consideration, free and clear of all Liens (other than restrictions on transfer under applicable securities Laws).

Section 1.2 Closing. Subject to the satisfaction or waiver of all of the conditions to closing contained in Article V, the closing of the Transactions (the “Closing”) shall take place (a) at the offices of Greenberg Traurig, LLP, One Vanderbilt Avenue, New York, NY 10017, at 9:00 a.m., no later than the third (3rd) Business Day after the day on which the last of those conditions (other than any conditions that by their nature are to be satisfied at the Closing) is satisfied or, to the fullest extent permitted by applicable Laws, waived in accordance with this Agreement, or (b) at such other place and time or on such other date as Parent and the Acquiror may agree in writing (the date on which the Closing occurs is referred to in this Agreement as the “Closing Date”).

Section 1.3 Deliveries. At or prior to the Closing,

(a) Parent and the Transferring Parties shall deliver, or shall cause to be delivered, to the Acquiror the following:

(i) counterparts of the Interest Assignment Agreements, duly executed by the Transferring Parties;

(ii) the certificate of Parent and the Transferring Parties contemplated by Section 5.2(c)(i);

(iii) a counterpart of a stockholders’ agreement, in the form attached as Exhibit B-1 hereto (the “Stockholders Agreement”), duly executed by Parent and each of the SP Investors (as defined in the Stockholders’ Agreement); and

(iv) a counterpart of a voting agreement, in the form attached as Exhibit B-2 hereto (the “Voting Agreement”), duly executed by each of the SP Investors.

(b) The Acquiror shall deliver, or shall cause to be delivered, to Parent and the Transferring Parties the following:

(i) a copy of the executed COD as filed with the Secretary of State of the State of Delaware;

(ii) evidence reasonably satisfactory to Parent that the Equity Consideration has been issued to the Transferring Parties;

(iii) counterparts of the Interest Assignment Agreements, duly executed by the Acquiror (or, if applicable, the Designee);

(iv) the certificate of the Acquiror contemplated by Section 5.1(c)(i);

(v) a counterpart of the Stockholders Agreement, duly executed by the Acquiror; and

(vi) a counterpart of the Voting Agreement, duly executed by the Acquiror.

Article II
REPRESENTATIONS AND WARRANTIES OF PARENT AND THE TRANSFERRING PARTIES

Parent and the Transferring Parties hereby represent and warrant to the Acquiror as follows:

Section 2.1 Organization and Power. Each of Parent and the Transferring Parties is a limited partnership, corporation, limited liability company or other legal entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization. Each of Parent and the Transferring Parties has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as now conducted.

Section 2.2 Corporate Authorization. Each of Parent and the Transferring Parties has all necessary limited partnership, corporate or limited liability company (as applicable) power and authority to enter into this Agreement and any other Transaction Documents to which they are a party, and to consummate the Transactions. The execution and delivery of this Agreement and any other Transaction Documents to which they are a party, by Parent and the Transferring Parties and the consummation by Parent and the Transferring Parties of the Transactions have been duly and validly authorized by all necessary limited partnership, corporate or limited liability company (as applicable) action on the part of Parent and each of the Transferring Parties.

Section 2.3 Enforceability. This Agreement has been duly executed and delivered by Parent and the Transferring Parties and constitutes a legal, valid and binding agreement of each of Parent and the Transferring Parties, enforceable against each of them in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer and conveyance, reorganization, moratorium and similar Laws of general applicability affecting creditors rights and general principles of equity (the “Bankruptcy and Equity Exceptions”).

Section 2.4 Governmental Authorizations. Except as would not, individually or in the aggregate, reasonably be expected to result in a Parent Material Adverse Effect, the execution, delivery and performance of this Agreement and any other Transaction Documents to which they are a party, by Parent and the Transferring Parties and the consummation by Parent and the Transferring Parties of the Transactions do not and will not require any consent, approval or similar authorization of, or filing with or notification to, any domestic or foreign international, national, federal, state, provincial or local governmental, regulatory or administrative authority, agency, commission, court, tribunal, arbitral body or self-regulated entity (each, a “Governmental Entity”), other than any reports that may be required to be filed under the Exchange Act in connection with this Agreement and the Transactions.

Section 2.5 Non-Contravention. The execution, delivery and performance of this Agreement and any other Transaction Documents to which they are a party, by Parent and the Transferring Parties and the consummation by Parent and the Transferring Parties of the Transactions do not and will not:

(a) contravene or conflict with, or result in any violation of or breach of, any provision of the certificate of limited partnership of Parent or the Parent LPA or the organizational documents of any other Transferring Party;

(b) contravene or conflict with, or result in any violation or breach of, any Laws or Orders applicable to Parent or the Transferring Parties or by which any assets of Parent or the Transferring Parties are bound, assuming that all consents, approvals, authorizations, filings and notifications described in Section 2.4 have been obtained or made; or

(c) result in any violation or breach of, or constitute a default (with or without notice or lapse of time or both) under, any Contracts to which Parent or any Transferring Party is a party or by which any of their assets are bound, other than as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 2.6 Ownership of the Transferred Shares; Capitalization.

(a) Schedule II attached hereto sets forth the number of the Transferred Shares owned of record and beneficially by each Transferring Party as of the date of this Agreement. The Transferred Shares are held by the respective Transferring Parties free and clear of all Liens other than those arising pursuant to this Agreement or the organizational documents of Aerojet and restrictions on transfer under applicable securities Laws.

(b) None of the Transferring Parties are party to, and the Transferred Shares are not subject to, as applicable (i) any option, warrant, purchase right, right of first refusal, call, put or other agreement that could require such Transferring Party or Acquiror to sell, transfer or otherwise dispose of any of the Transferred Shares, (ii) any voting trust, proxy or other agreement relating to the voting of any Transferred Shares, (iii) any agreement, arrangement or other understanding related to the Transferred Shares that might result in or create any direct or indirect liability, obligation or commitment of any kind on the Acquiror as a result of its acquisition of the Transferred Shares, or (iv) any other agreement, arrangement or understanding with Aerojet that might result in or create any direct or indirect liability, obligation or commitment of any kind on the Acquiror as a result of its acquisition of the Transferred Shares. The Exchanged Shares are not subject to any legend which restricts their resale.

(c) The Transferred Shares are being transferred and exchanged pursuant to the exemption from the registration requirements of the Securities Act pursuant to Rule 144 of the Securities Act. The Transferring Parties have not engaged in any activities which would cause Rule 144 of the Securities Act to be unavailable for the transfer and exchange of the Transferred Shares. None of the Transferring Parties are “affiliates” (as used in Rule 144 of the Securities Act) of Aerojet.

Section 2.7 Brokers and Finders. No broker, finder or investment banker other than Imperial Capital, LLC is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or any of its Subsidiaries.

Section 2.8 Investment Representations. Parent understands that the shares of Series E Preferred Stock that comprise the Equity Consideration are “restricted securities,” as defined under Rule 144 of the Securities Act, and have not been registered under the Securities Act or any applicable state securities Law. The Transferring Parties are acquiring the Equity Consideration as principal for its own account and not with a view to or for distributing or reselling such Equity Consideration or any part thereof in violation of the Securities Act or any applicable state securities Law, has no present intention of distributing any of such Equity Consideration in violation of the Securities Act or any applicable state securities Law and has no direct or indirect arrangement or understandings with any other Persons to distribute or regarding the distribution of such Equity Consideration in violation of the Securities Act or any applicable state securities Law. Each of the Transferring Parties, is, as of the date hereof and as of the Closing Date will be, an “accredited investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act.

Section 2.9 No Other Representations or Warranties; No Reliance.

(a) Except for the express written representations and warranties made by Parent and the Transferring Parties in this Article II and in any certificate delivered by Parent or any of the Transferring Parties pursuant to this Agreement, none of Parent, the Transferring Parties or any other Person makes any express or implied representation or warranty with respect to Parent, the Transferring Parties, any of their respective Affiliates or the Transferred Shares or with respect to any other information provided to the Acquiror or any of its Affiliates or its and their respective Representatives by or on behalf of Parent, the Transferring Parties or any of their respective Subsidiaries in connection with the Transactions.

(b) Each of Parent and the Transferring Parties acknowledges and agrees that, except for the representations and warranties set forth in Article III and in any certificate delivered by the Acquiror pursuant to this Agreement, neither the Acquiror nor any other Person makes or has made any express or implied representation or warranty with respect to the Acquiror or the Equity Consideration or with respect to any other information provided to Parent, the Transferring Parties or any of their Affiliates or its and their respective Representatives by or on behalf of the Acquiror or any of its respective Subsidiaries in connection with the Transactions. Each of Parent and the Transferring Parties, on its own behalf and on behalf of its Affiliates (other than the Acquiror and its Subsidiaries) and its and their respective Representatives, disclaims reliance on any representations or warranties or other information provided to them by the Acquiror, any of its Subsidiaries or its or their respective Representatives or any other Person except for the representations and warranties expressly set forth in Article III and in any certificate delivered by the Acquiror pursuant to this Agreement. Without limiting the generality of the foregoing, each of Parent and the Transferring Parties, on its own behalf and on behalf of its Affiliates (other than the Acquiror and its Subsidiaries) and its and their respective Representatives, acknowledges and agrees that none of the Acquiror, any of its Subsidiaries or any other Person shall have or be subject to any liability or other obligation to Parent or the Transferring Parties or any other Person resulting from the distribution to Parent or the Transferring Parties or any of their Representatives, or Parent’s or the Transferring Parties’ (or such Representatives’) use of, or the accuracy or completeness of, any such information, including any information, documents, projections, forecasts or other material made available to the Parent or the Transferring Parties in certain “data rooms” or management presentations in expectation of the Transactions.

Article III
REPRESENTATIONS AND WARRANTIES OF THE ACQUIROR

Acquiror hereby represents and warrants to Parent and the Transferring Parties that:

Section 3.1 Organization and Power. The Acquiror is a corporation duly formed, validly existing and in good standing under the Laws of the State of Delaware. The Acquiror has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as now conducted.

Section 3.2 Corporate Authorization. The Acquiror has all necessary corporate power and authority to enter into this Agreement and any other Transaction Documents to which the Acquiror is a party and to consummate the Transactions. The Strategic Planning Committee has unanimously adopted resolutions (i) determining that the terms of this Agreement and any other Transaction Documents to which the Acquiror is a party, and the Transactions are fair to and in the best interests of the Acquiror and the holders of capital stock of the Acquiror (other than the holders of Excluded Shares), (ii) recommending to the Acquiror Board that the Acquiror Board adopt resolutions approving, adopting and declaring advisable this Agreement, the other Transaction Documents and the Transactions and (iii) providing for the Strategic Planning Committee Recommendation. The Acquiror Board has duly adopted resolutions (i) determining that the terms of this Agreement, the other Transaction Documents and the Transactions are fair to, and in the best interests of the Acquiror and the holders of capital stock of the Acquiror (other than the holders of Excluded Shares), (ii) approving and declaring advisable this Agreement, the other Transaction Documents and the Transactions and (iii) providing for the Acquiror Board Recommendation. The execution and delivery of this Agreement and any other Transaction Documents to which the Acquiror is a party by the Acquiror and the consummation by the Acquiror of the Transactions have been duly and validly authorized by all necessary corporate action on the part of the Acquiror.

Section 3.3 Enforceability. This Agreement and any other Transaction Documents to which the Acquiror is a party have been duly executed and delivered by the Acquiror and constitutes a legal, valid and binding agreement of the Acquiror, enforceable against it in accordance with its terms, subject to the Bankruptcy and Equity Exceptions.

Section 3.4 Governmental Authorizations. The execution, delivery and performance of this Agreement and any other Transaction Documents to which the Acquiror is a party by the Acquiror and the consummation by the Acquiror of the Transactions do not and will not require any consent, approval or similar authorization of, or filing with or notification to, any Governmental Entity, other than

(a) any reports that may be required to be filed under the Exchange Act in connection with this Agreement and the Transactions;

(b) compliance with the rules and regulations of Nasdaq; and

(c) compliance with the following so-called “fair price,” “moratorium,” “control share acquisition” or other similar state anti-takeover Laws (“Takeover Statutes”).

Section 3.5 Non-Contravention. The execution, delivery and performance of this Agreement and the other Transaction Documents to which Acquiror is a party, by the Acquiror and the consummation by the Acquiror of the Transactions do not and will not:

(a) contravene or conflict with, or result in any violation of or breach of, any provision of the certificate of incorporation or bylaws of the Acquiror (the “Acquiror Organizational Documents”);

(b) contravene or conflict with, or result in any violation or breach of, any Laws or Orders applicable to the Acquiror or any of its Subsidiaries or by which any assets of the Acquiror or any of its Subsidiaries (“Acquiror Assets”) are bound, assuming that all consents, approvals, authorizations, filings and notifications described in Section 3.4 have been obtained or made;

(c) result in any violation or breach of, or constitute a default (with or without notice or lapse of time or both) under, any Contracts to which the Acquiror or any of its Subsidiaries is a party or by which any Acquiror Assets are bound (collectively, “Acquiror Contracts”), except as would not, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect;

(d) require any consent, approval or other authorization, or any filing with or notification to, any Person under any Acquiror Contracts, except as would not, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect;

(e) give rise to any termination, cancellation, amendment or acceleration of any rights or obligations under any Acquiror Contracts, except as would not, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect; or

(f) cause the creation or imposition of any Liens on any Acquiror Assets, except as would not, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect.

Section 3.6 Capitalization.

(a) The authorized capital stock of the Acquiror consists solely of (i) 1,400,000,000 shares of Acquiror Common Stock and (ii) 5,000,000 shares of preferred stock, par value $0.01 per share, of which (A) 140,000 have been designated as “Series A Junior Participating Preferred Stock” and (B) 35,000 have been designated as “Series C Preferred Stock” and 1,400,000 have been designated as “Series D Junior Participating Preferred Stock”.

(b) Pursuant to the Certificate of Designation of Series D Junior Participating Preferred Stock filed with the Secretary of State of the State of Delaware on January 19, 2018, the Acquiror Board created the Acquiror Series D Junior Participating Preferred Stock, which were issuable in connection with the Tax Benefits Preservation Plan, dated as of January 19, 2018, by and between ModusLink Global Solutions, Inc. and American Stock Transfer & Trust Company, LLC, as rights agent, as amended as of January 8, 2021 (the “Acquiror Rights Agreement”).

(c) As of the close of business on March 31, 2023, (i) 60,784,589 shares of Acquiror Common Stock were issued and outstanding, (ii) no shares of Acquiror Common Stock were held in treasury by the Acquiror and its Subsidiaries, (iii) no shares of Acquiror Series A Junior Participating Preferred Stock were issued and outstanding, (iv) no shares of Acquiror Series D Junior Participating Preferred Stock were issued and outstanding, and no shares of Acquiror Series D Junior Participating Preferred Stock were reserved for issuance pursuant to the Acquiror Rights Agreement, (v) 35,000 shares of Acquiror Series C Preferred Stock were issued and outstanding and 17,857,143 shares of Acquiror Common Stock were reserved for issuance upon conversion of such shares of Acquiror Series C Preferred Stock, and (vi) 6,293,707 shares of Acquiror Common Stock were reserved for issuance upon conversion of the Acquiror Convertible Note.

(d) Except as set forth above, as of the close of business on March 31, 2023, no shares of capital stock of the Acquiror were issued, reserved for issuance or outstanding. Since such date, no shares of capital stock of the Acquiror, or securities convertible or exchangeable into or exercisable for shares of capital stock of the Acquiror, have been issued.

(e) There are no outstanding contractual obligations of the Acquiror or any of its Subsidiaries (i) to repurchase, redeem or otherwise acquire any shares of Acquiror Common Stock or any capital stock of any Subsidiary of the Acquiror or (ii) to provide funds to or make any investment in (A) any Subsidiary of the Acquiror that is not wholly-owned by the Acquiror or (B) any other Person.

Section 3.7 No Stock Options. Except for (i) the aggregate of up to 17,857,143 shares of Acquiror Common Stock issuable upon conversion of shares of Acquiror Series C Preferred Stock, (ii) shares of Acquiror Series D Junior Participating Preferred Stock issuable pursuant to the Acquiror Rights Agreement and (iii) the aggregate of up to 6,293,707 shares of Acquiror Common Stock issuable upon conversion of the Acquiror Convertible Note, there are no options, warrants, calls, conversion rights, stock appreciation rights, subscription rights, redemption rights, repurchase rights or other rights, agreements, arrangements, understandings or commitments to which the Acquiror or any of its Subsidiaries is a party relating to the issued or unissued capital stock or other securities, limited liability company or membership interest, partnership interest or other equity interest of the Acquiror or any of its Subsidiaries or obligating the Acquiror or any of its Subsidiaries to issue, transfer, register, redeem, repurchase, acquire or sell any shares of capital stock or other securities, limited liability company or membership interest, partnership interest or other equity interest the Acquiror or any of its Subsidiaries.

Section 3.8 Voting. No holders of any class or series of capital stock of the Acquiror or any class or series of capital stock, limited liability company or membership interest, partnership interest or other equity interest of any of its Subsidiaries is required to approve this Agreement, the other Transaction Documents, the issuance of the Equity Consideration or the Transactions provided that the Requisite Acquiror Vote is obtained with respect to issuance of the Acquiror Common Stock upon conversion of the Series E Preferred Stock. There are no voting trusts, proxies or similar agreements or understandings to which the Acquiror or any of its Subsidiaries is a party with respect to the voting of any shares of capital stock of the Acquiror or any class or series of capital stock, limited liability company or membership interest, partnership interest or other equity interest of any of its Subsidiaries. Other than the Acquiror Convertible Note, there are no bonds, debentures, notes or other indebtedness of the Acquiror or any of its Subsidiaries that have the right to vote, or that are convertible or exchangeable into or exercisable for securities having the right to vote, on any matters on which stockholders of the Acquiror may vote.

Section 3.9 Issuance of Equity Consideration.

(a) The issuance of the Equity Consideration has been duly authorized by the Acquiror in accordance with the Acquiror Organizational Documents. The Equity Consideration, when issued and delivered by the Acquiror to the Transferring Parties in accordance with the terms of this Agreement, will be duly and validly issued, fully paid and non-assessable, and free and clear of all Liens (other than those arising pursuant to the Acquiror Organizational Documents and restrictions on transfer under applicable securities Laws).

(b) The Acquiror Common Stock is registered pursuant to Section 12(b) of the Exchange Act and is listed on Nasdaq, and the Acquiror has not taken any action designed to terminate, or which is likely to have the effect of, terminating the registration of the Acquiror Common Stock under the Exchange Act nor has the Acquiror received any notification that the SEC is contemplating terminating (or seeking to terminate) such registration or listing.

(c) No registration under the Securities Act is required for the offer and sale of the Equity Consideration to the Transferring Parties by the Acquiror as contemplated hereby.

Section 3.10 Rights Agreement. The Acquiror has taken all necessary action to (a) render the Acquiror Rights Agreement inapplicable to this Agreement and the Transactions, (b) ensure that (i) neither Parent, the Transferring Parties nor any of their respective Affiliates will become or be deemed to be an “Acquiring Person” (as defined in the Acquiror Rights Agreement) and (ii) no “Distribution Date,” “Stock Acquisition Date” or “Triggering Event” (each as defined in the Acquiror Rights Agreement) will occur, in any such case, by reason of the approval, execution or delivery of this Agreement or the other Transaction Documents, the announcement or consummation of the Transactions and (c) grant “Prior Approval of the Company” (as defined in the Acquiror Rights Agreement) with respect to the Transactions contemplated by this Agreement and other Transaction Documents.

Section 3.11 Takeover Statutes. The Acquiror Board has taken all necessary action, including, without limitation, the approval of this Agreement, the other Transaction Documents and the Transactions, to ensure that the restrictions on business combinations contained in Section 203 of the DGCL will not apply to the Transactions. No other Takeover Statutes apply or purport to apply to this Agreement, the other Transaction Documents or the Transactions.

Section 3.12 Opinion of Financial Advisor. The Strategic Planning Committee has received an opinion of Houlihan Lokey Capital, Inc. (the “Acquiror Financial Advisor”), its financial advisor, as to the fairness, from a financial point of view, to the Acquiror, and as of the date of such opinion, of the Transferred Shares to be received by the Acquiror in exchange for the Equity Consideration in connection with the Transfer and Exchange, which opinion was based on and subject to the various procedures followed, assumptions made, qualifications and limitations on the review undertaken and the other matters considered by the Acquiror Financial Advisor in connection with the preparation of its opinion. The Acquiror will make available to Parent, promptly following the execution of this Agreement for informational purposes only, a complete and correct copy of such written opinion.

Section 3.13 Brokers and Finders. No broker, finder or investment banker other than the Acquiror Financial Advisor is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Acquiror or any of its Subsidiaries.

Section 3.14 No Other Representations or Warranties; No Reliance.

(a) Except for the express written representations and warranties made by the Acquiror in this Article III and in any certificate delivered by the Acquiror pursuant to this Agreement, none of the Acquiror or any other Person makes any express or implied representation or warranty with respect to the Acquiror or any of its Affiliates or with respect to any other information provided to Parent, the Transferring Parties or any of their respective Affiliates or its and their respective Representatives by or on behalf of the Acquiror or any of its Subsidiaries in connection with the Transactions.

(b) The Acquiror acknowledges and agrees that, except for the representations and warranties set forth in Article II and in any certificate delivered by Parent or any of the Transferring Parties pursuant to this Agreement, neither Parent, the Transferring Parties nor any other Person makes or has made any express or implied representation or warranty with respect to Parent, the Transferring Parties or the Transferred Shares or with respect to any other information provided to the Acquiror or any of its Affiliates or its and their respective Representatives by or on behalf of Parent or any of the Transferring Parties or any of their respective Subsidiaries in connection with the Transactions. The Acquiror, on its own behalf and on behalf of its Affiliates (other than Parent and its other Subsidiaries) and its and their respective Representatives, disclaims reliance on any representations or warranties or other information provided to them by Parent, any of the Transferring Parties or any of their respective Subsidiaries or its or their respective Representatives or any other Person except for the representations and warranties expressly set forth in Article II and in any certificate delivered by Parent or any of the Transferring Parties pursuant to this Agreement. Without limiting the generality of the foregoing, the Acquiror, on its own behalf and on behalf of its Affiliates (other than Parent and its other Subsidiaries) and its and their respective Representatives, acknowledges and agrees that none of Parent, any of the Transferring Parties, any of their respective Subsidiaries or any other Person shall have or be subject to any liability or other obligation to the Acquiror or any other Person resulting from the distribution to the Acquiror or any of its Representatives, or the Acquiror’s (or such Representatives’) use of, or the accuracy or completeness of, any such information, including any information, documents, projections, forecasts or other material made available to the Acquiror in certain “data rooms” or management presentations in expectation of the Transactions.

Article IV
COVENANTS

Section 4.1 Conduct of Business of Parent and the Transferring Parties. From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with Article VI, Parent and the Transferring Parties shall use their commercially reasonable efforts to maintain and preserve intact their respective business organizations. Without limiting the generality of the foregoing and except as otherwise contemplated by this Agreement, Parent and each Transferring Party shall not:

(a) take any action that would reasonably be expected to result in any representation or warranty of Parent and the Transferring Parties under this Agreement becoming untrue or inaccurate in any material respect at or as of any time prior to the Closing or omit to take any action necessary to prevent any such representation or warranty from becoming inaccurate in any material respect at such time;

(b) take any action that would reasonably be expected to prevent, materially delay or materially impair the ability of the Parties to consummate the Transactions; or

(c) authorize, propose or commit to do any of the foregoing.

Section 4.2 Conduct of Business of the Acquiror. From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with Article VI, the Acquiror shall use its commercially reasonable efforts to maintain and preserve intact its business organization. Without limiting the generality of the foregoing and except as otherwise contemplated by this Agreement, the Acquiror shall not:

(a) amend its organizational documents;

(b) make, declare or pay any extraordinary cash dividend;

(c) do or effect any of the following actions with respect to its capital stock or other securities: (A) adjust, split, combine or reclassify its capital stock or any securities convertible or exchangeable into or exercisable for any shares of its capital stock; (B) make, declare or pay any dividend (other than dividends paid by wholly-owned Subsidiaries) or distribution on, or, directly or indirectly, redeem, purchase or otherwise acquire, any shares of its capital stock or any securities convertible or exchangeable into or exercisable for any shares of its capital stock; (C) grant any Person any right or option to acquire any shares of its capital stock; (D) issue, deliver or sell any additional shares of its capital stock or any securities convertible or exchangeable into or exercisable for any shares of its capital stock or such securities; or (E) enter into any Contract, agreement, arrangement or understanding with respect to the sale, voting, registration or repurchase of its capital stock;

(d) take any action that would reasonably be expected to result in any representation or warranty of the Acquiror under this Agreement becoming untrue or inaccurate in any material respect at or as of any time prior to the Closing or omit to take any action necessary to prevent any such representation or warranty from becoming inaccurate in any material respect at such time;

(e) take any action that would reasonably be expected to prevent, materially delay or materially impair the ability of the Parties to consummate the Transactions; or

(f) authorize, propose or commit to do any of the foregoing.

Section 4.3 Listing

(a) . Following receipt of the Requisite Acquiror Vote, the Acquiror shall use its reasonable best efforts to cause the Acquiror Common Stock issuable upon conversion of the Series E Preferred Stock to be approved for listing on Nasdaq.

Section 4.4 Notices of Certain Events. Each Party shall notify the other Parties as promptly as practicable of any notice or other communication from any Governmental Entity in connection with the Transactions.

Section 4.5 Proxy Statement.

(a) As promptly as practicable after the Closing, the Acquiror shall prepare and file with the SEC, the Acquiror Proxy Statement relating to the Acquiror Stockholders Meeting to approve the Meeting Proposals. The Acquiror shall cause the Acquiror Proxy Statement to comply as to form and substance in all material respects with the requirements of applicable Laws. Parent shall furnish all information concerning itself, the Transferring Parties and the Transferred Shares as the Acquiror may reasonably request in connection with the preparation of the Acquiror Proxy Statement; provided, that the Acquiror assumes no responsibility with respect to information supplied by or on behalf of Parent, its controlled Affiliates (other than the Acquiror and its Subsidiaries), the Transferring Parties or their respective Representatives for inclusion or incorporation by reference in the Acquiror Proxy Statement. As promptly as practicable after the SEC confirms orally or in writing that it has no further comments to the Acquiror Proxy Statement or that it does not intend to review the Acquiror Proxy Statement (the “Clearance Date”), the Acquiror shall file a definitive Acquiror Proxy Statement with the SEC and shall mail notice of the Acquiror Stockholders Meeting and the Acquiror Proxy Statement (collectively, the “Acquiror Proxy Materials”) to the stockholders of the Acquiror.

(b) The Acquiror Proxy Statement shall include the Acquiror Board Recommendation (subject to the Acquiror Board’s and the Strategic Planning Committee’s fiduciary obligations under applicable Law).

(c) To the fullest extent permitted by applicable Law, no amendment or supplement to the Acquiror Proxy Statement shall be made without the approval of Parent and the Strategic Planning Committee, which approval shall not be unreasonably withheld, delayed or conditioned. The Acquiror shall promptly advise Parent upon becoming aware of any comments, responses or requests from the SEC relating to the Acquiror Proxy Materials, this Agreement, or the Transactions.

(d) The information supplied by the Parties for inclusion in the Acquiror Proxy Statement shall not, at (i) the time the Acquiror Proxy Materials (or any amendment of or supplement to the Acquiror Proxy Materials) are mailed to the stockholders of the Acquiror and (ii) the time of the Acquiror Stockholders Meeting, contain any misstatement of material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. If, at any time prior to the Acquiror Stockholder Meeting, (i) any information relating to the Acquiror or any of its Subsidiaries should be discovered by the Acquiror or any of its Subsidiaries that should be set forth in an amendment or a supplement to the Acquiror Proxy Statement so that the Acquiror Proxy Statement would not include any misstatement of material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the Acquiror shall promptly inform Parent and (ii) any information relating to Parent, the Transferring Parties or the Transferred Shares should be discovered by Parent that should be set forth in an amendment or supplement to the Acquiror Proxy Statement so that the Acquiror Proxy Statement would not include any misstatement of material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, Parent shall promptly inform the Acquiror; provided, that (A) the Acquiror assumes no responsibility with respect to information supplied by or on behalf of Parent, its controlled Affiliates (other than the Acquiror and its Subsidiaries) or their respective Representatives for inclusion or incorporation by reference in the Acquiror Proxy Statement and (B) Parent and the Transferring Parties assume no responsibility with respect to information supplied by or on behalf of the Acquirors, its controlled Affiliates or their respective Representatives for inclusion or incorporation by reference in the Acquiror Proxy Statement. All documents that the Acquiror is responsible for filing with the SEC in connection with the Transactions shall comply as to form and substance in all material respects with the applicable requirements of the DGCL, the Securities Act and the Exchange Act.

Section 4.6 Meeting; Voting.

(a) The Acquiror shall take all lawful action necessary to call and hold the Acquiror Stockholders Meeting as promptly as practicable after the Clearance Date. The Acquiror shall cause the Acquiror Stockholders Meeting to be held as soon as practicable following the mailing of the Acquiror Proxy Materials to the stockholders of the Acquiror. Subject to the Acquiror Board’s and the Strategic Planning Committee’s fiduciary obligations under applicable Law, the Acquiror shall use its commercially reasonable efforts to solicit or cause to be solicited from its stockholders proxies in favor of the Meeting Proposals and to secure the Requisite Acquiror Vote.

(b) At the Acquiror Stockholders Meeting, any adjournment thereof or any other meeting of the stockholders of the Acquiror in connection with the Transactions, Parent shall vote, and cause to be voted, any shares of Acquiror Common Stock, or Acquiror Series C Preferred Stock, then owned beneficially or of record by it or any of its Affiliates, in favor of the Meeting Proposals in accordance with the Voting Agreement.

Section 4.7 Efforts. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with applicable Laws, each of the Parties shall use its commercially reasonable efforts to take, or cause to be taken, all lawful action, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, as promptly as practicable, all lawful things necessary, proper or advisable under applicable Laws and regulations to ensure that the conditions set forth in Article V are satisfied and to consummate the Transactions. If, at any time after the Closing, any further lawful action is necessary or desirable to carry out the purposes of this Agreement, including the execution of additional instruments, the proper officers and directors of each Party shall take all such necessary lawful action.

Section 4.8 Consents; Filings; Further Action. Upon the terms and subject to the conditions of this Agreement and in accordance with applicable Laws, each of the Parties shall use its respective commercially reasonable efforts to (a) obtain any consents, approvals or other authorizations required to be obtained by Parent or any of their respective Subsidiaries in connection with the Transactions, including obtaining the Requisite Acquiror Vote and (b) make any necessary filings and notifications, and thereafter make any other submissions either required or deemed appropriate by each of the Parties, with respect to the Transactions required under (i) the Securities Act, the Exchange Act and state securities or “blue sky” Laws, (ii) any applicable competition and antitrust Laws, (iii) the DGCL and Delaware Revised Uniform Limited Partnership Act, (iv) any other applicable Laws and (v) the rules and regulations of Nasdaq and NYSE. The Parties shall cooperate and consult with each other in connection with the making of all such filings and notifications, including by providing copies of all such documents to the non-filing Party and its advisors prior to filing, and none of the Parties shall file any such document if any of the other Parties shall have reasonably objected to the filing of such document. None of the Parties shall consent to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the Transactions at the behest of any Governmental Entity without the consent of the other Parties, which consent shall not be unreasonably withheld or delayed.

Section 4.9 Public Announcements. The Parties shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or any of the Transactions and shall not issue any such press release or make any such public statement prior to such consultation, except to the extent required by applicable Laws or the requirements of Nasdaq and NYSE, in which case the issuing Party shall use its commercially reasonable efforts to consult with the other Parties before issuing any such release or making any such public statement.

Section 4.10 Fees, Costs and Expenses. Whether or not the Transactions are consummated, all expenses (including those payable to counsel, accountants, investment bankers, experts and consultants to a Party hereto and its Affiliates) incurred by any Party or on its behalf (collectively, “Expenses”) in connection with this Agreement and the Transactions shall be paid by the Party incurring such Expenses.

Section 4.11 Takeover Statutes. If any Takeover Statute is or may become applicable to the Transactions, each of Parent and the Acquiror shall take all necessary lawful action to ensure that such Transactions may be consummated as promptly as practicable on the terms and subject to the conditions set forth in this Agreement and otherwise act to eliminate or minimize the effects of such Takeover Statute.

Section 4.12 Defense of Litigation. The Acquiror shall not settle or offer to settle any Legal Action against the Acquiror, any of its Subsidiaries or any of their respective present or former directors or officers by any stockholder of the Acquiror arising out of or relating to this Agreement or, the Transactions without the prior written consent of Parent and the Strategic Planning Committee. The Acquiror shall not cooperate with any Person that may seek to restrain, enjoin, prohibit or otherwise oppose the Transactions, and the Acquiror shall consider in good faith Parent’s advice and recommendations with respect to any such effort to restrain, enjoin, prohibit or otherwise oppose the Transactions.

Article V
CONDITIONS

Section 5.1 Conditions to Obligations of the Acquiror. The obligations of the Acquiror to effect the Transactions are subject to the satisfaction or waiver by the Acquiror on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties of Parent and the Transferring Parties. The representations and warranties of Parent and the Transferring Parties set forth in Article II shall be true and correct as though made on and as of the Closing Date, except for representations or warranties made as of a specified date, the accuracy of which shall be determined as of that specified date, except where the failure of such representations and warranties to be so true and correct, would not, individually or in the aggregate, does not constitute a Parent Material Adverse Effect.

(b) Performance of Obligations by Parent and the Transferring Parties. Parent and the Transferring Parties shall have performed in all material respects all obligations required to be performed by each of them under this Agreement at or prior to the Closing Date.

(c) Closing Deliveries. The Acquiror shall have received (i) a certificate signed by the chief executive officer or chief financial officer of Parent, certifying as to the matters set forth in Section 5.1(a) and Section 5.1(b) and (ii) the other deliverables set forth in Section 1.3(a).

(d) Injunctions. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Laws or Orders (whether temporary, preliminary or permanent) that restrain, enjoin or otherwise prohibit consummation of the Transactions, and no Governmental Entity shall have instituted any proceeding seeking any such Laws or Orders.

Section 5.2 Conditions to Obligation of Parent and the Transferring Parties. The obligation of Parent and the Transferring Parties to effect the Transactions is also subject to the satisfaction or waiver by Parent on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties of the Acquiror. The representations and warranties of the Acquiror set forth in Article III shall be true and correct as though made on and as of the Closing Date, except for representations or warranties made as of a specified date, the accuracy of which shall be determined as of that specified date, except where the failure of any such representation or warranty to be so true and correct would not, individually or in the aggregate, prevent, materially impede or materially delay the consummation of the Transactions or the issuance of the Equity Consideration as contemplated by this Agreement.

(b) Performance of Obligations by the Acquiror. The Acquiror shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c) Closing Deliveries. Parent and the Transferring Parties shall have received (i) a certificate, signed by the chief executive officer or chief financial officer of the Acquiror, certifying as to the matters set forth in Section 5.2(a) and Section 5.2(b) and (ii) the other deliverables set forth in Section 1.3(b).

(d) Injunctions. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Laws or Orders (whether temporary, preliminary or permanent) that restrain, enjoin or otherwise prohibit consummation of the Transactions, and no Governmental Entity shall have instituted any proceeding seeking any such Laws or Orders.

Section 5.3 Frustration of Closing Conditions. None of the Parties may rely on the failure of any condition set forth in this Article V to be satisfied if such failure was caused by such Party’s failure to use commercially reasonable efforts to consummate the Transactions.

Article VI
TERMINATION; AMENDMENT; WAIVER

Section 6.1 Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Closing by mutual written consent of Parent and the Acquiror (acting upon the recommendation of the Strategic Planning Committee).

Section 6.2 Termination by Either Parent or the Acquiror. This Agreement may be terminated by either Parent or the Acquiror (acting upon the recommendation of the Strategic Planning Committee) at any time prior to the Closing:

(a) if the Transactions have not been consummated by May 1, 2023 (the “Outside Date”), except that: (i) the right to terminate this Agreement under this Section 6.2(a) shall not be available to any Party whose failure to fulfill any of its obligations has been a principal cause of, or resulted in, the failure to consummate the Transactions by such date; and (ii) the right to terminate this Agreement under this Section 6.2(a) shall not be available to the Acquiror or Parent during the pendency of any Legal Action by a Party for specific performance of this Agreement as provided by Section 7.14 and the Outside Date shall be automatically extended to (A) the tenth (10th) Business Day after the dismissal, settlement or entry of a final non-appealable Order with respect to such Legal Action or (B) such other time period established by the court presiding over such Legal Action;

(b) if any Laws effected after the date of this Agreement shall prohibit consummation of the Transactions; or

(c) if (i) any Orders issued by a court of competent jurisdiction shall restrain, enjoin or otherwise prohibit consummation of the Transactions, and (ii) such Orders shall have become final and non-appealable.

Section 6.3 Termination by Parent. This Agreement may be terminated by Parent at any time prior to the Closing:

(a) if (i) the Strategic Planning Committee or the Acquiror Board (acting upon the recommendation of the Strategic Planning Committee) approves, endorses or recommends a Takeover Proposal, (ii) a tender offer or exchange offer for any outstanding shares of capital stock of the Acquiror is commenced and the Strategic Planning Committee or the Acquiror Board (acting upon the recommendation of the Strategic Planning Committee) fails to recommend against acceptance of such tender offer or exchange offer by its stockholders (for purposes hereof, taking of no position with respect to the acceptance of such tender offer or exchange offer by its stockholders shall constitute a failure to recommend against acceptance of such tender offer or exchange offer) or (iii) the Acquiror (acting upon the recommendation of the Strategic Planning Committee), the Strategic Planning Committee or the Acquiror Board (acting upon the recommendation of the Strategic Planning Committee) publicly announces its intention to do any of the foregoing;

(b) if the Strategic Planning Committee or the Acquiror Board (acting upon the recommendation of the Strategic Planning Committee) exempts any Person other than Parent or any of its Affiliates from the provisions of Section 203 of the DGCL; or

(c) if the Acquiror shall have breached any of its representations, warranties, covenants or agreements contained in this Agreement, which breach (i) would give rise to the failure of a condition set forth in Section 5.2(a) or Section 5.2(b) and (ii) has not been cured by the Acquiror within thirty (30) Business Days after the Acquiror’s receipt of written notice of such breach from Parent; provided, that Parent shall not have a right to terminate this Agreement pursuant to this Section 6.3(c) if Parent or any other Transferring Party is then in material breach of any representation, warranty, agreement or covenant contained in this Agreement.

Section 6.4 Termination by the Acquiror. This Agreement may be terminated by the Acquiror at any time prior to the Closing if the Strategic Planning Committee shall determine that Parent or any Transferring Party shall have breached any of its representations, warranties, covenants or agreements contained in this Agreement, which breach (i) would give rise to the failure of a condition set forth in Section 5.1(a) or Section 5.1(b) and (ii) has not been cured by Parent or such Transferring Party within thirty (30) Business Days after Parent’s receipt of written notice of such breach from the Acquiror; provided, that the Acquiror shall not have a right to terminate this Agreement pursuant to this Section 6.4 if the Acquiror is then in material breach of any representation, warranty, agreement or covenant contained in this Agreement.

Section 6.5 Effect of Termination. If this Agreement is terminated pursuant to this Article VI, it shall, to the fullest extent permitted by applicable Laws, become void and of no further force and effect, with no liability on the part of any Party (or any partner, stockholder, director, officer, employee, agent or representative of any such Party), except that if such termination results from fraud or the willful failure of any Party to perform its obligations under this Agreement, then such Party shall be fully liable for any Liabilities incurred or suffered by the other Parties as a result of such failure or breach. In determining Liabilities recoverable upon termination by a Party for the other Party’s breach, such Liabilities shall not be limited to reimbursement of expenses or out-of-pocket costs and may include the benefit of the bargain lost by such Party. The provisions of this Section 6.5 and Article VII shall survive any termination of this Agreement.

Section 6.6 Amendment. This Agreement may be amended by the Parties by an instrument in writing signed by each of the Parties.

Section 6.7 Extension; Waiver. At any time prior to the Closing, each of the Parties may (a) extend the time for the performance of any of the obligations of any other Party, (b) waive any inaccuracies in the representations and warranties of any other Party contained in this Agreement or in any document delivered under this Agreement or (c) subject to applicable Laws, waive compliance with any of the covenants or conditions contained in this Agreement. Any agreement on the part of any Party to any extension or waiver shall be valid only if set forth in an instrument in writing signed by such Party. The failure of any Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

Section 6.8 Procedure for Termination, Amendment, Extension or Waiver. Notwithstanding anything to the contrary in this Agreement, (a) any termination or amendment of this Agreement shall require the prior approval of that action by the Party seeking to terminate or amend this Agreement by, if such Party is the Acquiror, the Strategic Planning Committee, if such Party is Parent, the General Partner (as defined in the Parent LPA) and if such Party is an Transferring Party, the board of directors of or similar governing body thereof and (b) any extension or waiver of any obligation under this Agreement or condition to the consummation of this Agreement shall require the prior approval of the Party entitled to extend or waive that obligation or condition by, if such Party is the Acquiror, the Strategic Planning Committee, if such Party is Parent, the General Partner (as defined in the Parent LPA) and if such Party is an Transferring Party, the board of directors of or similar governing body thereof.

Article VII
MISCELLANEOUS

Section 7.1 Certain Definitions. For purposes of this Agreement:

(a) “Acquiror” has the meaning set forth in the preamble.

(b) “Acquiror Assets” has the meaning set forth in Section 3.5(b).

(c) “Acquiror Board” has the meaning set forth in the recitals.

(d) “Acquiror Board Recommendation” has the meaning set forth in the recitals.

(e) “Acquiror Common Stock” means the common stock, par value $0.01 per share, of the Acquiror.

(f) “Acquiror Contracts” has the meaning set forth in Section 3.5(c).

(g) “Acquiror Convertible Note” means the Acquiror’s 7.50% Convertible Senior Note due March 1, 2024 issued by the Acquiror to SPHGH.

(h) “Acquiror Financial Advisor” has the meaning set forth in Section 3.12.

(i) “Acquiror Material Adverse Effect” means any Effect which, individually or together with any one or more other Effects, has or would reasonably be expected to materially impede or materially delay the ability of the Acquiror to consummate the Transactions or the issuance of the Equity Consideration in accordance with the terms of this Agreement.

(j) “Acquiror Organizational Documents” has the meaning set forth in Section 3.5(a).

(k) “Acquiror Proxy Materials” has the meaning set forth in Section 4.5(a).

(l) “Acquiror Proxy Statement” has the meaning set forth in Section 3.12.

(m) “Acquiror Rights Agreement” has the meaning set forth in Section 3.6(b).

(n) “Acquiror Series A Junior Participating Preferred Stock” means the Series A Junior Preferred Stock, par value $0.01 per share, of the Acquiror.

(o) “Acquiror Series C Preferred Stock” means the Series C Preferred Stock, par value $0.01 per share, of the Acquiror.

(p) “Acquiror Series D Junior Participating Preferred Stock” means the Series D Junior Preferred Stock, par value $0.01 per share, of the Acquiror.

(q) “Acquiror Stockholder Approval” means approval of the Nasdaq Proposal by the affirmative vote of the holders of a majority in voting power of the outstanding shares of Acquiror Common Stock and Acquiror Series C Preferred Stock (voting on an as converted to shares of Acquiror Common Stock basis), voting together as a single class, which have voting power present in person or represented by proxy and have actually voted at the Acquiror Stockholder Meeting.

(r) “Acquiror Stockholders Meeting” has the meaning set forth in the recitals.

(s) “Aerojet” has the meaning set forth in the recitals.

(t) “Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with, such first Person; provided, however, that notwithstanding anything in this definition to the contrary, the Acquiror shall not be an “Affiliate” of Parent and Parent shall not be an “Affiliate” of the Acquiror. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise.

(u) “Agreement” has the meaning set forth in the preamble.

(v) “Bankruptcy and Equity Exceptions” has the meaning set forth in Section 2.3.

(w) “Business Day” means any day, other than Saturday, Sunday or a federal holiday, and shall consist of the time period from 12:01 a.m. through 12:00 midnight Eastern time.

(x) “Clearance Date” has the meaning set forth in Section 4.5(a).

(y) “Closing” has the meaning set forth in Section 1.2.

(z) “Closing Date” has the meaning set forth in Section 1.2.

(aa) “COD” has the meaning set forth in the recitals.

(bb) “Code” means the Internal Revenue Code of 1986, as amended.

(cc) “Contracts” means any contracts, agreements, notes, bonds, mortgages, indentures, commitments, leases or other instruments or obligations.

(dd) “Courts” has the meaning set forth in Section 7.5.

(ee) “Designee” has the meaning set forth in the recitals.

(ff) “DGCL” means the General Corporation Law of the State of Delaware, as amended.

(gg) “Effect” means any event, occurrence, fact, condition, change, development, circumstance or effect or cause thereof.

(hh) “Electronic Delivery” has the meaning set forth in Section 7.15.

(ii) “Equity Consideration” has the meaning set forth in the recitals.

(jj) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(kk) “Excluded Shares” has the meaning set forth in the recitals.

(ll) “Expenses” has the meaning set forth in Section 4.10.

(mm) “Governmental Entity” has the meaning set forth in Section 2.4.

(nn) “Interest Assignment Agreements” means the Interest Assignment Agreements, to be dated as of the Closing Date, by and between the Transferring Parties (with respect to the Transferred Shares), on the one hand, and the Acquiror (or, if applicable, the Designee), on the other hand, to effect the transfer of the Transferred Shares from the Transferring Parties to Acquiror (or, if applicable, the Designee), substantially in the form attached as Exhibit C hereto.

(oo) “Laws” means any domestic or foreign laws, statutes, ordinances, rules, regulations, codes or executive orders enacted, issued, adopted, promulgated or applied by any Governmental Entity.

(pp) “Legal Actions” means legal actions, claims, demands, arbitrations, hearings, charges, complaints, investigations, examinations, indictments, litigations, suits or other civil, criminal, administrative or investigative proceedings.

(qq) “Liabilities” means liabilities or obligations of any kind, whether accrued, contingent, absolute, inchoate or otherwise.

(rr) “Liens” means any liens, pledges, security interests, claims, options, rights of first offer or refusal, charges or other encumbrances.

(ss) “Meeting Proposals” has the meaning set forth in the recitals.

(tt) “Nasdaq” means the Nasdaq Capital Market.

(uu) “Nasdaq Proposal” has the meaning set forth in the recitals.

(vv) “Orders” means any orders, judgments, injunctions, awards, decrees or writs handed down, adopted or imposed by any Governmental Entity.

(ww) “Outside Date” has the meaning set forth in Section 6.2(a).

(xx) “Parent” has the meaning set forth in the preamble.

(yy) “Parent Group” has the meaning set forth in the recitals.

(zz) “Parent LPA” has the meaning set forth in the recitals.

(aaa) “Parent Material Adverse Effect” means any Effect which, individually or together with any one or more other Effects, has or would reasonably be expected to materially impede or materially delay the ability of Parent and the Transferring Parties to consummate the Transactions in accordance with the terms of this Agreement and the other Transaction Documents.

(bbb) “Parties” has the meaning set forth in the preamble.

(ccc) “Party” has the meaning set forth in the preamble.

(ddd) “Person” means any individual, corporation, limited or general partnership, limited liability company, limited liability partnership, trust, association, joint venture, Governmental Entity and other entity and group (which term shall include a “group” as such term is defined in Section 13(d)(3) of the Exchange Act).

(eee) “Representatives” means officers, employees, accountants, consultants, legal counsel, investment bankers, agents and other representatives.

(fff) “Requisite Acquiror Vote” means the Acquiror Stockholder Approval.

(ggg) “SEC” means the United States Securities and Exchange Commission.

(hhh) “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(iii) “Series E Preferred Stock” has the meaning set forth in the recitals.

(jjj) “Steel Excel” has the meaning set forth in the preamble.

(kkk) “Stockholders Agreement” has the meaning set forth in Section 1.3(a)(iii).

(lll) “Strategic Planning Committee” has the meaning set forth in the recitals.

(mmm) “Strategic Planning Committee Recommendation” has the meaning set forth in the recitals.

(nnn) “Subsidiary” means, when used with respect to any Person, any other Person that such first Person, as applicable, directly or indirectly owns or has the power to vote or control fifty percent (50%) or more of any other class or series of capital stock, limited liability company or membership interest, partnership interest or other equity interest of such Person; provided, however, that, notwithstanding the foregoing to the contrary, the Acquiror shall not be a “Subsidiary” of Parent.

(ooo) “Takeover Proposal” means any proposal or offer relating to (i) a merger, consolidation, share or business combination involving the Acquiror or any of its Subsidiaries, (ii) a sale, lease, exchange, mortgage, transfer or other disposition, in a single transaction or series of related transactions, of fifty percent (50%) or more of the assets of the Acquiror and its Subsidiaries, taken as a whole, (iii) a purchase or sale of shares of capital stock or other securities, in a single transaction or a series of related transactions, representing fifty percent (50%) or more of the voting power of the capital stock of the Acquiror or any of its Subsidiaries, including by way of a tender offer or exchange offer, (iv) a reorganization, recapitalization, liquidation or dissolution of the Acquiror or any of its Subsidiaries or (v) any other transaction having a similar effect to those described in clauses (i) - (iv), in each case, other than the Transactions.

(ppp) “Takeover Statutes” has the meaning set forth in Section 3.4(c).

(qqq) “Transaction Documents” means this Agreement, the Interest Assignment Agreement, the COD and the Stockholders’ Agreement.

(rrr) “Transactions” has the meaning set forth in the recitals.

(sss) “Transfer and Exchange” has the meaning set forth in the recitals.

(ttt) “Transferred Shares” has the meaning set forth in the recitals.

(uuu) “Transferring Party” has the meaning set forth in the preamble.

(vvv) “Transferring Parties” has the meaning set forth in the preamble.

(www) “Voting Agreement” has the meaning set forth in Section 1.3(a)(iv).

(xxx) “WebFinancial” has the meaning set forth in the preamble.

Section 7.2 Interpretation. The table of contents and headings in this Agreement are for reference only and shall not affect the meaning or interpretation of this Agreement. Definitions shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. All references in this Agreement to Articles, Sections and Exhibits shall refer to Articles and Sections of, and Exhibits to, this Agreement unless the context shall require otherwise. The words “include,” “includes” and “including” shall not be limiting and shall be deemed to be followed by the phrase “without limitation.” Unless the context shall require otherwise, any agreements, documents, instruments or Laws defined or referred to in this Agreement shall be deemed to mean or refer to such agreements, documents, instruments or Laws as from time to time amended, modified or supplemented, including (a) in the case of agreements, documents or instruments, by waiver or consent and (b) in the case of Laws, by succession of comparable successor statutes. All references in this Agreement to any particular Law shall be deemed to refer also to any rules and regulations promulgated under that Law.

Section 7.3 Survival. The representations, warranties, covenants and agreements in this Agreement and in any certificate delivered under this Agreement shall terminate at the earlier of the Closing and upon the valid termination of this Agreement under Article VI, except that the agreements set forth in Article I, Section 4.5, Section 4.6, Section 4.7 and this Article VII shall survive the Closing, and those set forth in Section 6.5 and this Article VII shall survive termination of this Agreement. This Section 7.3 shall not limit any covenant or agreement of a Party which, by its terms, contemplates performance after the Closing.

Section 7.4 Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to the Laws that might otherwise govern under applicable principles of conflicts of law.

Section 7.5 Submission to Jurisdiction. To the fullest extent permitted by applicable Laws, each of the Parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, to the extent that the Court of Chancery of the State of Delaware is found to lack jurisdiction, then the Superior Court of the State of Delaware or, to the extent that both of the aforesaid courts are found to lack jurisdiction, then the United States District Court of the District of Delaware (collectively with any appellate courts thereof, the “Courts”), in any Legal Actions directly or indirectly arising out of or relating to this Agreement, any document or certificate contemplated by this Agreement or the Transactions or thereby or to interpret, apply or enforce this Agreement, any document or certificate contemplated by this Agreement or the Transactions or for recognition or enforcement of any judgment relating thereto, and each of the Parties hereby irrevocably and unconditionally (a) agrees not to commence any such Legal Actions except in the Courts, (b) agrees that any claim in respect of any such Legal Actions may be heard and determined in the Courts, (c) waives any objection which it may now or hereafter have to the laying of venue of any such Legal Actions in the Courts and (d) waives the defense of an inconvenient forum to the maintenance of any such Legal Actions in the Courts. To the fullest extent permitted by applicable Laws, each of the Parties agrees that a final judgment in any such Legal Actions shall be conclusive and may be enforced in other jurisdictions by Legal Actions on the judgment or in any other manner provided by applicable Law. Each of the Parties irrevocably consents to service of process in the manner provided for notices in Section 7.7 or in any other manner permitted by applicable Laws.

Section 7.6 Waiver of Jury Trial. Each of the Parties acknowledges and agrees that any controversy directly or indirectly arising out of or relating to this Agreement, any document or certificate contemplated by this Agreement or the Transactions is likely to involve complicated and difficult issues and, therefore, it irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any Legal Actions directly or indirectly arising out of or relating to this Agreement, any document or certificate contemplated by this Agreement or the Transactions. Each of the Parties certifies and acknowledges that (a) no representative, agent or attorney of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of any Legal Actions, seek to enforce the foregoing waiver, (b) such Party has considered the implications of this waiver, (c) such Party makes this waiver voluntarily and (d) such Party has been induced to enter into this agreement by, among other things, the mutual waivers and certifications in this Section 7.6.

Section 7.7 Notices. All notices, requests, instructions, consents, claims, demands, waivers, approvals and other communications to be given or made hereunder by one or more Parties to one or more of the other Parties shall, unless otherwise specified herein, be in writing and shall be deemed to have been duly given or made on the date of receipt by the recipient thereof if such day is a Business Day (or otherwise on the next succeeding Business Day) if (a) personally delivered or by an internationally recognized overnight courier service upon the Party or Parties for whom it is intended, (b) delivered by registered or certified mail, return receipt requested or (c) sent by email; provided, that notice given by email shall not be effective unless either (i) a duplicate copy of such email notice is promptly given by one of the other methods described in this Section 7.7 or (ii) the receiving Party delivers a written confirmation of receipt of such notice by email or any other method described in this Section 7.7. Such communications must be sent to the respective Parties at the following street addresses or email addresses or at such other street address or email address for a Party as shall be specified for such purpose in a notice given in accordance with this Section 7.7.

If to Parent or the Transferring Parties, to:

Steel Partners Holdings L.P.

590 Madison Avenue, 32nd Floor

New York, New York, 10022

Attention: Maria Reda
Email: [**]

with a copy (which shall not constitute notice) to:

Greenberg Traurig, LLP

333 SE 2nd Avenue, Suite 4400

Miami, FL 33131

Attention: Alan I. Annex and Flora Perez

Email: [**]

If to the Acquiror, to:

Steel Connect, Inc.

590 Madison Avenue, 32nd Floor

New York, New York, 10022

Attention: Jason Wong
Email: [**]

with a copy (which shall not constitute notice) to:

White & Case LLP
1221 Avenue of the Americas
New York, New York 10020-1095
Attention: Colin J. Diamon and Andrew J. Ericksen
Email: [**]

and

Dentons US LLP
22 Little W 12th Street
New York, NY 10014
Attention: Victor H. Boyajian, Ira L. Kotel, and Ilan Katz

Email: [**]

or to such other Persons or addresses as may be designated in writing by the Person entitled to receive such communication as provided above.

Section 7.8 Entire Agreement. This Agreement (including exhibits to this Agreement) constitutes the entire agreement and supersede all other prior agreements, understandings, representations and warranties, both written and oral, among the Parties with respect to the subject matter of this Agreement. No representation, warranty, inducement, promise, understanding or condition not set forth in this Agreement has been made or relied upon by any of the Parties.

Section 7.9 No Third-Party Beneficiaries. This Agreement is not intended to confer upon any Person other than the Parties any rights or remedies.

Section 7.10 Severability. To the fullest extent permitted by applicable Laws, the provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions of this Agreement. If any provision of this Agreement, or the application of that provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted for that provision in order to carry out, so far as may be valid and enforceable, the intent and purpose of the invalid or unenforceable provision and (b) the remainder of this Agreement and the application of the provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of the provision, or the application of that provision, in any other jurisdiction.

Section 7.11 Rules of Construction. The Parties have been represented by counsel during the negotiation and execution of this Agreement and waive the application of any Laws or rule of construction providing that ambiguities in any, agreement or other document shall be construed against the Party drafting such agreement or other document to the fullest extent permitted by applicable Laws.

Section 7.12 Assignment. This Agreement shall not be assignable by operation of law or otherwise without the prior written consent of each Party. Any purported assignment in violation of this Section 7.12 shall be null and void.

Section 7.13 Remedies. Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon a Party shall be cumulative with and not exclusive of any other remedy contained in this Agreement, at law or in equity and the exercise by a Party of any one remedy shall not preclude the exercise of any other remedy.

Section 7.14 Specific Performance. The Parties acknowledge and agree that (a) irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and (b) monetary damages would both be incalculable and an insufficient remedy for such failure or breach. It is accordingly agreed that, in addition to any other remedy they are entitled to at law or in equity, each of the Parties shall, to the fullest extent permitted by applicable Laws, be entitled to specific performance and the issuance of immediate injunctive and other equitable relief to prevent breaches of this Agreement and to specifically enforce the terms and provisions hereof in the Courts, without the necessity of proving the inadequacy of money damages as a remedy, and, to the fullest extent permitted by applicable Laws, the Parties further waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief, this being in addition to any other remedy to which the Parties are entitled at Law or in equity. Each of the Parties further agrees, to the fullest extent permitted by applicable Laws, that in the event of any action for specific performance in respect of such breach or violation, it will not assert the defense that a remedy at law would be adequate or that the consideration reflected in this Agreement was inadequate or that the terms of this Agreement were not just and reasonable.

Section 7.15 Counterparts; Effectiveness. To the fullest extent permitted by applicable Laws, this Agreement and any document or certificate contemplated by this Agreement may be executed and delivered, including by e-mail of an attachment in Adobe Portable Document Format or other file format based on common standards (“Electronic Delivery”), in any number of counterparts, and in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Any such counterpart, to the extent delivered using Electronic Delivery shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in-person. To the fullest extent permitted by applicable Laws, none of the Parties shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or this Agreement or any document or certificate contemplated by this Agreement was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each forever waives any such defense, except to the extent that such defense relates to lack of authenticity. This Agreement shall become effective when each Party shall have received counterparts signed by all of the other Parties.

Section 7.16 Strategic Planning Committee. Notwithstanding anything to the contrary set forth in this Agreement (but subject to the provisions of this Section 7.16), until the Closing, (a) the Acquiror may take the following actions only with the prior approval or recommendation of the Strategic Planning Committee: (i) amending, restating, modifying or otherwise changing any provision of this Agreement; (ii) waiving any right under this Agreement or extending the time for the performance of any obligation of Parent or the Transferring Parties under this Agreement; (iii) terminating this Agreement; (iv) taking any action under this Agreement that expressly requires the approval of the Strategic Planning Committee; (v) making any decision or determination, or taking any action under or with respect to this Agreement, the other Transaction Documents or the Transactions, that would reasonably be expected to be, or is required to be, approved, authorized, ratified or adopted by the Acquiror Board; (vi) granting any approval or consent for, or agreement to, any item for which the approval, consent or agreement of the Acquiror is required under this Agreement or the other Transaction Documents; and (vii) agreeing to do any of the foregoing and (b) no decision or determination shall be made, or action taken, by the Acquiror or by the Acquiror Board under or with respect to this Agreement, the other Transaction Documents or the Transactions without first obtaining the approval of the Strategic Planning Committee. For the avoidance of doubt, (A) any requirement of the Acquiror or the Acquiror Board to obtain the approval of the Strategic Planning Committee pursuant to this Section 7.16 shall not, and shall not be deemed to, modify or otherwise affect any rights of the Acquiror, or any obligations of the Acquiror to Parent or the Transferring Parties set forth in this Agreement and (B) in no event shall the Strategic Planning Committee have the right, power or authority to cause the Acquiror to take any action or matter (other than the election of directors) expressly required by the DGCL to be submitted to the Acquiror’s stockholders for approval.

[Signature Page Follows]

IN WITNESS WHEREOF, this Exchange Agreement has been duly executed and delivered by the duly authorized officers of the Parties as of the date first written above.

STEEL PARTNERS HOLDINGS L.P.

By:	Steel Partners Holdings GP Inc., its general partner

By:	/s/ Jack L. Howard
Name: Jack L. Howard
Title: President

Steel Excel, Inc.

By:	/s/ Jack L. Howard
Name: Jack L. Howard
Title: President

WEBFINANCIAL HOLDING CORPORATION

By:	/s/ Jack L. Howard
Name: Jack L. Howard
Title: President

STEEL CONNECT, INC.

By:	/s/ Jason Wong
Name: Jason Wong
Title: Chief Financial Officer and Treasurer

EXHIBIT A

CERTIFICATE OF DESIGNATION

EXHIBIT B-1

STOCKHOLDERS’ AGREEMENT

EXHIBIT B-2

FORM OF VOTING AGREEMENT

EXHIBIT C

INTEREST ASSIGNMENT AGREEMENT

SCHEDULE I

EQUITY CONSIDERATION

Transferring Party	Number of Series E Preferred Shares to be Issued
WebFinancial Holding Corporation	3,387,957
Steel Excel, Inc.	112,043
Total	3,500,000

SCHEDULE II

TRANSFERRED SHARES

Transferring Party	Number of Transferred Shares To Be Transferred
WebFinancial Holding Corporation	3,482,572
Steel Excel, Inc.	115,172
Total	3,597,744